Exhibit 99.1

   WILD OATS MARKETS REPORTS STRONG FOURTH QUARTER AND FULL-YEAR 2005 RESULTS

      Continued sales growth drives earnings per share of 11 cents in 2005

     BOULDER, Colo., February 16 / PRNewswire / -- Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced financial results for the fourth quarter and year ended December 31, 2005.

HIGHLIGHTS

     2005 RESULTS:
     o The Company reported a 7.2 percent net sales increase to $1.1 billion, and excluding the 53rd week in 2004, sales increased 9.1 percent.
     o    Comparable store sales increased 3.8 percent.
     o Net income was $0.11 per diluted share versus a net loss of $1.37 in 2004.
     o Adjusted EBITDA increased 89.8 percent to $41.0 million versus $21.6 million last year.
     o    Store contribution increased 38.0 percent over 2004 to $84.7 million.
     o The Company opened eight new Wild Oats and Henry's stores - two of which were relocations of older, smaller Wild Oats stores - and completed the major remodeling of four stores in 2005.

     "We are very pleased with our results for 2005 and believe it was a year of solid progress for Wild Oats Markets," said Perry D. Odak, President and Chief Executive Officer of Wild Oats Markets, Inc. "We achieved - and exceeded - our sales and profitability targets, and we are realizing the benefits of the investments we have made to turn this business around."

FINANCIAL RESULTS

     Net sales in the fourth quarter of 2005 were $282.7 million, up slightly compared with $281.9 million in the fourth quarter of 2004. This increase in sales was achieved even with the comparison to an additional sales week in the fourth quarter of 2004. Excluding the additional week in the fourth quarter of 2004, the sales gain was 7.2 percent in the fourth quarter of 2005. This was driven by continued strong comparable store sales and total square footage growth of 5.5 percent, as the Company ended the quarter with 2.58 million square feet. The addition of eight new stores - two of which were relocated stores - and four major remodels in 2005, coupled with continued strong comparable store sales growth helped to drive the overall increase in net sales. Net sales in 2005 were $1.1 billion, a 7.2 percent increase compared to $1.0 billion in 2004. Excluding the 53rd week in 2004, total sales in 2005 increased 9.1 percent.

     Comparable store sales in the fourth quarter of 2005 increased 4.2 percent over the same period in 2004. Comparable store sales for the full year 2005 increased 3.8 percent compared to 2004. During the second quarter of 2005, the Company lapped the final quarter of difficult comparisons to a year ago when it benefited from the Southern California strike against the conventional grocery retailers. Excluding the strike-affected stores, comparable store sales were 5.4 percent and 7.2 percent during the fourth quarter and full year 2005, respectively. The Company expects comparable store sales in 2006, for all stores, to be in the range of 4.0 percent to 5.0 percent.

     The Company was able to leverage its continued sales growth into significant gains in profitability, which exceeded earnings guidance provided at the end of the third quarter. Net income for the fourth quarter of 2005 was $3.3 million, or $0.11 per diluted share, compared with a net loss of $34.7 million, or $1.22 per diluted share in the same period last year. The improvement relative to the prior year fourth quarter was due to stronger sales and a 230-basis-point gain in gross margin. Net income for the full year 2005 was $3.2 million, or $0.11 per diluted share, compared with a net loss of $40.0 million, or $1.37 per diluted share, in 2004. As a result of continued momentum and improvement in its business, Wild Oats Markets estimates that full-year 2006 EPS will be in the $0.34 to $0.40 per share range, which includes an $0.08 per share impact of expensing stock compensation plans.

     Net income in the fourth quarter of 2005 was negatively affected by several items totaling $1.9 million, or $0.06 per share. Included were $1.5 million in restructuring charges and accelerated depreciation for the closure or relocation of facilities and $0.4 million in hurricane-related losses. Net income in the fourth quarter of 2004 was adversely affected by $0.6 million, or $0.01 per share, related to restructuring charges and accelerated depreciation for the closure or relocation of facilities.

     Net income in the full year 2005 was negatively impacted by several items totaling $6.3 million or $0.22 per share. Included was $4.5 million related to asset write-offs, restructuring charges and accelerated depreciation for the closure or relocation of facilities. Also included were $0.6 million related to the March 2005 lease restatement, $0.6 million related to the refinancing of the Company's credit facility, and $0.6 million for hurricane-related losses. Net income in 2004 was adversely affected by $7.7 million, or $0.16 per share, in restructuring-related charges, as well as costs to correct the Company's 401(k) retirement plan.

     Adjusted EBITDA in the fourth quarter of 2005 was up significantly to $13.0 million compared to $1.6 million in the prior year fourth quarter (please refer to the attached reconciliation of non-GAAP Financial Information schedule). For the full year 2005, the Company generated Adjusted EBITDA of $41.0 million, up
89.8 percent compared with $21.6 million last year. This exceeded the Company's previous guidance. For 2006 the Company expects full-year Adjusted EBITDA to be in the $49.0 million to $51.0 million range.

     Wild Oats reported gross profit of $84.0 million in the fourth quarter of 2005, an 8.8 percent increase compared with $77.2 million in the fourth quarter of 2004. As a percent of sales, gross margin improved by 230 basis points to
29.7 percent in the fourth quarter of 2005 compared with 27.4 percent in the fourth quarter of 2004. The improvement in gross margin is primarily due to the Company's ability to strike a balance between sales and promotional activity, and its implementation of new merchandising initiatives focused on improving margins. Wild Oats generated a 10.3 percent increase in gross profit to $327.6 million, or 29.1 percent of sales, in 2005 compared with $296.9 million, or 28.3 percent of sales, in 2004. The Company expects gross margin for the full year 2006 to be approximately 30 percent.

     Direct store expenses in the fourth quarter of 2005 were $59.6 million, or
21.1 percent of sales, an 170-basis-point reduction compared with $64.2 million, or 22.8 percent of sales, in the fourth quarter of 2004. This improvement in direct store expenses as a percent of sales is primarily due to leveraging payroll and the related taxes along with improved workers compensation loss results and health care costs compared to the prior year. In the full year 2005, direct store expenses were $242.8 million, or 21.6 percent of sales, a 90-basis-point reduction compared with $235.4 million, or 22.5 percent of sales, in 2004.

     Higher sales, improved gross margins and better direct store expense leverage in the fourth quarter of 2005 resulted in a substantially higher store contribution of $24.4 million, an 87.7 percent increase, compared with $13.0 million in the prior year fourth quarter. As a percent of sales, store contribution grew to 8.6 percent in the fourth quarter of 2005, compared with
4.6 percent in the same period in 2004. Store contribution in the full year 2005 was $84.7 million, or 7.5 percent of sales, a 37.9 percent increase, compared with $61.4 million, or 5.9 percent of sales, in 2004.

     Selling, general and administrative (SG&A) expenses in the fourth quarter of 2005 were $17.7 million, or 6.3 percent of sales, compared to $17.0 million, or 6.0 percent of sales, in the prior year fourth quarter. SG&A as a percent of sales were up due to corporate and regional bonus expense in the fourth quarter of 2005. SG&A expenses in 2005 were $66.6 million, or 5.9 percent of sales, compared with $62.5 million, or 6.0 percent of sales in 2004.

     Since the beginning of the year, the sum of cash, cash equivalents and short-term investments increased by $8.0 million to $49.8 million. Capital expenditures were $28.3 million in 2005, compared to $49.1 million in 2004. The reduction in capital expenditures in 2005 is primarily due to the number of stores opened in 2005 relative to 2004 and the timing of these new store openings. The Company expects full-year 2006 capital expenditures to be in the $55.0 million to $60.0 million range.

BUSINESS DEVELOPMENTS

     Wild Oats Markets opened one new Henry's store in Rancho Cucamonga, Calif. in the fourth quarter. This brings the total number of new stores opened in 2005 to eight. Currently Wild Oats has 16 leases or letters of intent signed for new stores opening in 2006 and 2007, and plans to open 10 new stores in 2006. The Company also completed the major remodeling of four older stores in 2005, including two San Diego Henry's stores and Wild Oats stores in Evanston, Ill. and West Hartford, Conn. The Company expects to complete the major remodeling of up to six older stores in 2006. As part of its ongoing efforts to improve its overall store base, thus far in the first quarter of 2006, the Company announced the closure of two smaller, older stores in Portland, Ore. and Ft. Lauderdale, Fla. The Company has also identified an additional store for closure in the second quarter of 2006. Restructuring charges related to these closures have already been incorporated into the Company's EPS guidance for the year.

     In January 2006, Wild Oats announced the addition of Sam Martin as Senior Vice President of Operations. Mr. Martin brings more than 30 years of operations and management experience in the food and general merchandise retail industry. In addition to his 24 years at Fred Meyer Stores, a leading grocery and general merchandise retailer in the Pacific Northwest, he has held positions in operations, supply chain and logistics at ShopKo Stores and Toys "R" Us, Inc.

     "We are optimistic about our prospects for success in 2006," said Mr. Odak. "We have a solid management team in place, our real estate pipeline is full and we have many new stores in development. In addition to being the high growth segment of the food industry, we have built an infrastructure for growth and our investments in distribution and in upgrading our store base are paying off."

     Company management will host a conference call and webcast with financial analysts and investors on Thursday, February 16, 2006 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the full year ended December 31, 2005. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats 2005 earnings conference call" or reference conference ID number 4128046 to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com. A replay of the conference call will be available until midnight on February 23, 2006 by dialing (800) 642-1687, domestically, or (706) 645-9291 from outside the U.S. and referencing the conference ID number listed above. The conference call will also be archived on the Company's website.

USE OF NON-GAAP FINANCIAL MEASURES

     Wild Oats believes the attached supplemental presentation of EBITDA and Adjusted EBITDA calculations provide meaningful non-GAAP financial measures to help management and investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events as determined by management. Readers are cautioned not to view EBITDA or Adjusted EBITDA as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP net income (loss) results to EBITDA and Adjusted EBITDA for the fourth quarters and full years of 2005 and 2004, respectively, contained below.

ABOUT WILD OATS

     Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.1 billion in annual sales, the Company currently operates 113 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Markets, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

RISK FACTORS AND UNCERTAINTIES

     This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; the amount of capital expenditures; expected future comparable store sales, revenues and earnings per share, and future financial measures and prospects for favorable growth and performance.

     The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the number of stores opened, closed, remodeled or relocated; the Company's ability to execute, and the results of merchandising and marketing programs; the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2005 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

     The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)
--------------------------------------------------------------------------------

                                                                     THREE MONTHS ENDED
                                                   ------------------------------------------------------
                                                           DECEMBER 31,                 JANUARY 1,
                                                              2005                        2005
                                                   --------------------------  --------------------------
Sales                                              $    282,748         100.0% $    281,933         100.0%
Cost of goods sold and occupancy costs                  198,739          70.3%      204,751          72.6%
                                                   ------------                ------------
    Gross profit                                         84,009          29.7%       77,182          27.4%

Direct store expenses                                    59,641          21.1%       64,213          22.8%
                                                   ------------                ------------
    Store contribution                                   24,367           8.6%       12,969           4.6%

  Selling, general, and administrative expenses          17,674           6.3%       16,998           6.0%
  Loss on disposal of assets, net                           100           0.0%           64           0.0%
  Pre-opening expenses                                      397           0.1%          953           0.3%
  Restructuring and asset impairment charges, net         1,456           0.5%          382           0.1%
                                                   ------------                ------------
    Income (loss) from operations                         4,741           1.7%       (5,428)         -1.9%

Loss on early extinguishment of debt                          -           0.0%            -           0.0%
Interest income                                             533           0.2%          292           0.1%
Interest expense                                         (1,868)         -0.7%       (2,024)         -0.7%
                                                   ------------                ------------
      Income (loss) before income taxes                   3,406           1.2%       (7,160)         -2.5%
      Income tax expense (benefit)                           74           0.0%       27,545           9.8%
                                                   ------------                ------------
        Net income (loss)                          $      3,332           1.2% $    (34,705)        -12.3%
                                                   ============                ============

Basic net income (loss) per common share           $       0.11                $      (1.22)
                                                   ============                ============

Weighted average number of
 common shares outstanding                               29,089                      28,469
                                                   ============                ============

Diluted net income (loss) per common share         $       0.11                $      (1.22)
                                                   ============                ============

Weighted average number of
 common shares outstanding, assuming dilution            29,661                      28,469
                                                   ============                ============

                                                                          YEAR ENDED
                                                   ------------------------------------------------------
                                                           DECEMBER 31,                 JANUARY 1,
                                                              2005                        2005
                                                   --------------------------  --------------------------
Sales                                              $  1,123,957         100.0% $  1,048,164         100.0%
Cost of goods sold and occupancy costs                  796,396          70.9%      751,314          71.7%
                                                   ------------                ------------
    Gross profit                                        327,561          29.1%      296,850          28.3%

Direct store expenses                                   242,822          21.6%      235,425          22.5%
                                                   ------------                ------------
    Store contribution                                   84,739           7.5%       61,425           5.9%

  Selling, general, and administrative expenses          66,559           5.9%       62,454           6.0%
  Loss on disposal of assets, net                           187           0.0%          187           0.0%
  Pre-opening expenses                                    3,419           0.3%        5,265           0.5%
  Restructuring and asset impairment charges, net         3,967           0.4%        2,461           0.2%
                                                   ------------                ------------
    Income (loss) from operations                        10,607           0.9%       (8,942)         -0.9%

Loss on early extinguishment of debt                       (559)          0.0%            -           0.0%
Interest income                                           1,669           0.1%        1,070           0.1%
Interest expense                                         (7,963)         -0.7%       (6,309)         -0.6%
                                                   ------------                ------------
      Income (loss) before income taxes                   3,754           0.3%      (14,181)         -1.4%
      Income tax expense (benefit)                          569           0.0%       25,838           2.5%
                                                   ------------                ------------
        Net income (loss)                          $      3,185           0.3% $    (40,019)         -3.8%
                                                   ============                ============

Basic net income (loss) per common share           $       0.11                $      (1.37)
                                                   ============                ============

Weighted average number of
 common shares outstanding                               28,812                      29,219
                                                   ============                ============

Diluted net income (loss) per common share         $       0.11                $      (1.37)
                                                   ============                ============

Weighted average number of
 common shares outstanding, assuming dilution            29,249                      29,219
                                                   ============                ============

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
--------------------------------------------------------------------------------

                                                                                   DECEMBER 31,     JANUARY 1,
                                                                                       2005            2005
                                                                                   ------------    ------------
ASSETS
Current Assets:
        Cash and cash equivalents                                                  $     35,250    $     30,671
        Short-term investments                                                           14,522          11,144
        Inventories (net of reserves of $960 and $815, respectively)                     63,056          54,960
        Accounts receivable (net of allowance for doubtful accounts
          of $190 and $153, respectively)                                                 4,006           3,860
        Prepaid expenses and other current assets                                         5,962           5,741
        Current deferred tax asset                                                            -               -
                                                                                   ------------    ------------
             Total current assets                                                       122,796         106,376

Property and equipment, net                                                             178,867         177,830
Goodwill, net                                                                           105,124         106,084
Other intangible assets, net                                                              6,122           6,491
Deposits and other assets                                                                 5,897           8,361
Deferred tax asset                                                                           64             418
                                                                                   ------------    ------------
                   Total assets                                                    $    418,870    $    405,560
                                                                                   ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Accounts payable                                                           $     56,078    $     54,428
        Book overdraft                                                                   23,351          23,325
        Accrued liabilities                                                              53,354          53,154
        Current portion of debt, capital Leases, and financing obligations                  614             405
                                                                                   ------------    ------------
             Total current liabilities                                                  133,397         131,312

Long-term debt, capital leases and financing obligations                                148,181         148,675
Other long-term obligations                                                              27,750          24,472
                                                                                   ------------    ------------
                   Total liabilities                                                    309,328         304,459
                                                                                   ------------    ------------
Stockholders' equity:
        Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares
         issued and outstanding                                                               -               -
        Common stock; $0.001 par value; 60,000,000 shares authorized, 31,036,834 and 30,466,701 shares issued; 29,059,034 and 28,488,901
          outstanding, respectively                                                          31              30
        Treasury stock, at cost: 1,977,800 shares as of December 31, 2005 and
          January 1, 2005                                                               (24,999)        (24,999)
        Additional paid-in capital                                                      226,645         221,029
        Note receivable, related party                                                  (12,051)        (11,416)
        Accumulated deficit                                                             (81,324)        (84,509)
        Accumulated other comprehensive income                                            1,240             966
                                                                                   ------------    ------------
             Total stockholders' equity                                                 109,542         101,101
                                                                                   ------------    ------------
                   Total liabilities and stockholders' equity                      $    418,870    $    405,560
                                                                                   ============    ============

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per-share amounts)
(Unaudited)
--------------------------------------------------------------------------------

                                                                                   YEAR ENDED
                                                                          ----------------------------
                                                                          DECEMBER 31,     JANUARY 1,
                                                                              2005            2005
                                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                        $      3,185    $    (40,019)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
   Depreciation and amortization                                                26,288          27,917
   Loss on disposal of property and equipment                                      187             187
   Deferred tax expense                                                            402          26,851
   Non-cash restructuring and asset impairment charges, net                      3,967           2,461
   Interest on related party receivable                                           (635)           (601)
   Stock based compensation                                                        507             710
   Income tax benefit from stock based compensation                                  -               -
   Accretion on debt issuance costs                                                709               -
   Loss on early extinguishment of debt                                            559               -
 Change in assets and liabilities, net                                          (3,727)           (909)
                                                                          ------------    ------------
        Net cash provided by operating activities                               31,442          16,597

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                                          (28,345)        (49,105)
 Purchase of short-term investments                                             (3,398)        (26,797)
 Proceeds from the sale of short-term investments                                               15,653
 Proceeds from sale of property and equipment                                       96           1,012
                                                                          ------------    ------------
        Net cash used in investing activities                                  (31,647)        (59,237)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net repayments under line-of-credit                                                 -         (30,179)
 Net decrease in book overdraft                                                     26          (3,402)
 Proceeds from long-term debt                                                        -         115,150
 Purchase of treasury stock                                                          -         (24,999)
 Payment of debt issuance costs                                                   (331)         (3,717)
 Repayments on notes payable, long-term debt and capitalized leases               (285)           (226)
 Proceeds from issuance of common stock, net                                     5,110           2,858
                                                                          ------------    ------------
              Net cash provided by financing activities                          4,520          55,485

Effect of exchange rate changes on cash                                            264             426
                                                                          ------------    ------------
Net increase in cash and cash equivalents                                        4,579          13,271
Cash and cash equivalents at beginning of period                                30,671          17,400
                                                                          ------------    ------------
Cash and cash equivalents at end of period                                $     35,250    $     30,671
                                                                          ============    ============

Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
RECONCILIATION OF NON GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)
--------------------------------------------------------------------------------

                                                THREE MONTHS ENDED                   YEAR ENDED
                                           ----------------------------     ----------------------------
                                           DECEMBER 31,     JANUARY 1,      DECEMBER 31,     JANUARY 1,
                                               2005            2005             2005            2005
                                           ------------    ------------     ------------    ------------
Net income (loss)                          $      3,332    $    (34,705)    $      3,185    $    (40,019)
Interest expense, net of interest                 1,335           1,732            6,294           5,239
  income
Income tax expense (benefit)                         74          27,545              569          25,838
Depreciation and amortization                     6,654           6,629           26,288          27,917
                                           ------------    ------------     ------------    ------------
  EBITDA                                         11,395           1,201           36,336          18,975
Loss on early extinguishment of debt                  -               -              559               -
Loss on asset disposals, net                        100              64              187             187
Restructuring and asset impairment
  charges, net                                    1,456             382            3,967           2,461
                                           ------------    ------------     ------------    ------------
EBITDA, as adjusted                        $     12,951    $      1,647     $     41,049    $     21,623
                                           ============    ============     ============    ============
EBITDA as a percentage of sales                     4.0%            0.4%             3.2%            1.8%
                                           ------------    ------------     ------------    ------------
EBITDA, as adjusted, as a percentage
  of sales                                          4.6%            0.6%             3.7%            2.1%
                                           ------------    ------------     ------------    ------------